Exhibit 99.1

Biofrontera Inc. Reports Third Quarter and Nine-Month 2024 Financial Results and Provides Business Update

●	Total revenues for the third quarter 2024 were $9.0 million, an increase of 1.5% from Q3 2023. Revenue increase would have been 19% if shipments were not delayed due to Hurricane Milton.

●	Total revenues for the first 9 months were $24.8 million, an increase of $1.3 million, or 5.6% as compared to the same period last year. Without the impact of Hurricane Milton delaying shipments, the increase would have been 12%.

●	Ameluz® achieved record volume in September 2024.

●	Organization continues to prudently manage SG&A expenses in line with business needs with a reduction of 14% in the first 9 months of 2024 vs 2023.

●	Cash and cash equivalents were $2.9 million as of September 30, 2024, compared with $1.3 million on December 31, 2023.

●	RhodoLED XL launch continues to be successful with 39 installed since launch in late June 2024; additionally, 66 BF-RhodoLED lamps have been installed in the first three quarters of 2024.

●	On October 4 FDA approved sNDA to increase the maximally allowed dosage of Ameluz® from one tube to three tubes per treatment.

●	Preliminary results of Phase 3 sBCC study are highly statistically significant for all primary and secondary endpoints (p<0.0001). Ameluz-PDT achieved 75.9% histological clearance vs 19% with placebo.

WOBURN, Mass. (November 13, 2024) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the development and commercialization of photodynamic therapy (PDT), today reported financial results for the three and nine months ended September 30, 2024 and provided a business update.

Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc., stated, “While we are pleased with the third quarter results, we faced challenges from Hurricane Milton that impacted our business and that of our customers in the areas affected. The hurricane delayed the shipment of 4,640 tubes of Ameluz, representing approximately $1.5 million in revenue. All the tubes were shipped in October and will count towards Q4. As reported, this reduced our quarterly growth to 1.5% and year-to-date growth to 5.6%. Without this delay, quarterly growth would have been 19% and year-to-date growth 12%.”

“We have made some important progress across our business in 2024. We have seen very positive uptake of our products throughout the United States, illustrated by the number of lamps sold to dermatology offices. The transfer of clinical trial activities from Biofrontera AG to Biofrontera Inc. was seamless, with all trials progressing as planned. We continue to prepare our FDA filing for the approval of Ameluz for the treatment of sBCC, which we expect to submit in the 1st half of 2025. If that is the case, we anticipate approval in early 2026. Furthermore, on October 4th the FDA approved an increase in the maximally approved dosage from one to three tubes of Ameluz® per treatment. This approval allows for larger field treatment of mild to moderate actinic keratosis on the face and scalp with Ameluz®-PDT using the BF-RhodoLED® or the RhodoLED® XL lamp. Based on the extended approval   we are rapidly implementing a comprehensive update to our commercial strategy that we believe will drive significant sales growth in the coming years,” concluded Prof. Luebbert.

Third Quarter Financial Results

Total revenues for the third quarter of 2024 were $9.0 million compared with $8.9 million for the third quarter of 2023. This increase was driven by a $0.6 million increase from sales of devices, offset by a net decrease in sales of Ameluz of $0.5 million. The decline in Ameluz unit sales resulted from the delayed delivery of 4,640 units in October 2024, as Hurricane Milton caused office closures and shipping delays across the Southeast.

Total operating expenses were $14.0 million for the third quarter of 2024 compared with $13.5 million for the third quarter of 2023. Cost of revenues was $4.9 million for the third quarter of 2024 compared with $4.6 million for the prior-year quarter. This was driven by an increase of $0.5 million due to higher COGS for lamp revenue, partially offset by a decrease of $0.2 million due to the decrease in sales of Ameluz®.

Selling, general and administrative expenses were $8.4 million for the third quarter of 2024 compared with $8.6 million for the third quarter of 2023. The decrease was primarily driven by a $0.5 million reduction in general business administration expenses, as well as a decrease of non-personnel sales and marketing expenses of $0.2 million, and a $0.3 million decrease in personnel costs due to change in headcount and reduced severance. This was offset by a $0.8 million increase in legal expenses related to the competitor complaints at the International Trade Commission (ITC) and the US District Court for the District of Massachusetts.

The net loss for the third quarter of 2024 was $5.7 million, compared with a net loss of $6.3 million for the prior-year quarter. Adjusted EBITDA for the third quarter of 2024 was negative $4.6 million compared with negative $3.9 million for the third quarter of 2023, reflecting our selling, general, and administrative costs. We look at Adjusted EBITDA, a non-GAAP financial measure, as a better indication of ongoing operations and this measurement is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items. The primary driver of the lower Adjusted EBITDA was increased R&D spend since we took over clinical operations for Ameluz as of June 2024.

Please refer to the table below which presents a GAAP to non-GAAP reconciliation of Adjusted EBITDA for the third quarters of 2024 and 2023.

Nine Month Financial Results

Total YTD revenues were $24.7, an increase of $1.3 million, or 5.6% as compared to the same period last year. This increase was driven by a higher unit sales price for Ameluz® and a revenue increase in device sales due to the commercial launch of the RhodoLED XL. After a revenue decline of 9% in Q1 followed by 8% growth for the first half of the year, we would now have seen year-over-year growth of approximately 12% without the impact of the shipping delays caused by Hurricane Milton.

Total operating expenses were $40.2 million for the nine months ended September 30, 2024 compared with $42.3 million to the same period last year. Cost of revenues increased from the prior year to $13.3 million for the nine months ended September 30, 2024, compared to $12.1 million for the same period last year. Selling, general and administrative expenses decreased to $25.6 million compared to $29.9 million in the prior year. Specifically, this decrease entails $1.7 million in legal costs for the settlement with Biofrontera AG in April 2023, $1.3 million of non-personnel sales and marketing expenses due to a lower level of marketing activities in general, $0.6 million in general business administration, and $0.6 million in personnel expenses, partially offset by legal costs relating to the complaints filed by our competitor.

Adjusted EBITDA was negative $13.9 million for the nine months ended September 30, 2024 compared with negative $15.8 million for the same period last year, primarily driven by the lower SG&A costs mentioned above.

Conference Call Details

Conference call: Thursday, November 14, 2024 at 10:00 AM Eastern Time

Toll Free: 1-877-877-1275 (U.S. toll-free)

International: 1-412-858-5202

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=OvxLI2Kz

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company specializing in the treatment of dermatological conditions with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED® lamp series for PDT of Actinic Keratosis (AK), pre-cancerous skin lesions which may progress to invasive skin cancers2. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate to severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

1 - https://www.skincancer.org/skin-cancer-information/actinic-keratosis/

Contacts Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s revenue guidance, business and marketing strategy, revenue growth, sales force productivity, growth strategy, liquidity and cash flow, potential to expand the label of Ameluz®, available market opportunities for Ameluz®, ongoing clinical trials, educational outreach efforts, and other statements that are not historical facts. The words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential”, “target”, “goal”, “assume”, “would”, “could” or similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events; nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, our reliance on sales of products we license from other companies as our sole source of revenue; the success of our competitors in developing generic topical dermatological products that successfully compete with our licensed products; the success of our principal licensed product, Ameluz®; the ability of the Company’s licensors to establish and maintain relationships with contract manufacturers that are able to supply the Company with enough of the licensed products to meet our demand; the ability of our licensors or their manufacturing partners to supply the licensed products that we market in sufficient quantities and at acceptable quality and cost levels, and to fully comply with current good manufacturing practice or other applicable manufacturing regulations; the ability of our licensors to successfully defend or enforce patents related to our licensed products; the availability of insurance coverage and medical expense reimbursement for our licensed products; the impact of legislative and regulatory changes; competition from other pharmaceutical and medical device companies and existing treatments, such as simple curettage and cryotherapy; the Company’s ability to achieve and sustain profitability; the Company’s ability to obtain additional financing as needed to implement its growth strategy; the Company’s ability to retain and hire key personnel; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not undertake to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release, except as required by law.

BIOFRONTERA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,873	$1,343
Investment, related party	8	78
Accounts receivable, net	4,874	5,162
Inventories, net	6,526	10,908
Prepaid expenses and other current assets	350	425
Assets held for sale	2,300	-
Other assets, related party	-	5,159

Total current assets	16,931	23,075

Property and equipment, net	82	134
Operating lease right-of-use assets	1,081	1,612
Intangible asset, net	39	2,629
Other assets	383	482

Total assets	$18,516	$27,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,027	3,308
Accounts payable, related parties	3,680	5,698
Operating lease liabilities	670	691
Accrued expenses and other current liabilities	4,655	4,487
Short term debt	-	3,904

Total current liabilities	11,032	18,088

Long-term liabilities:
Warrant liabilities	1,601	4,210
Operating lease liabilities, non-current	324	804
Other liabilities	29	37

Total liabilities	12,986	23,139

Commitments and contingencies

Stockholders’ equity:
Series B Convertible Preferred stock, $0.001 par value, 20,000,000 shares authorized, no Series B-1, 4,695 Series B-2 and 7,093 Series B-3 shares issued and outstanding as of September 30, 2024 and no shares issued and outstanding as of December 31, 2023	-	-
Common stock, $0.001 par value, 35,000,000 shares authorized; 6,529,792 and 1,517,628 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	7	2
Additional paid-in capital	121,536	104,441
Accumulated deficit	(116,013)	(99,650)

Total stockholders’ equity	5,530	4,793

Total liabilities and stockholders’ equity	$18,516	$27,932

BIOFRONTERA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Product revenues, net	$9,012	$8,879	$24,744	$23,423
Revenues, related party	-	17	18	52

Total revenues, net	9,012	8,896	24,762	23,475

Operating expenses
Cost of revenues, related party	4,801	4,495	12,839	11,814
Cost of revenues, other	76	95	496	262

Selling, general and administrative	8,425	8,619	25,589	29,874
Selling, general and administrative, related party	1	74	30	193
Research and development	669	33	1,306	44
Change in fair value of contingent consideration	-	200	-	100

Total operating expenses	13,972	13,516	40,260	42,287

Loss from operations	(4,960)	(4,620)	(15,498)	(18,812)

Other income (expense)
Change in fair value of warrants	(680)	598	1,329	2,001
Change in fair value of investment, related party	(2)	(2,212)	(12)	(6,635)
Loss on debt extinguishment	-	-	(316)	-
Interest income (expense), net	8	(142)	(1,995)	(256)
Other income (expense), net	(32)	35	154	65

Total other expense	(706)	(1,721)	(840)	(4,825)

Loss before income taxes	(5,666)	(6,341)	(16,338)	(23,637)
Income tax expense	3	1	25	20

Net loss	$(5,669)	$(6,342)	$(16,363)	$(23,657)

Loss per common share:
Basic and diluted	$(0.98)	$(4.64)	$(3.39)	$(17.57)

Weighted-average common shares outstanding:
Basic and diluted	5,773,993	1,366,842	4,833,091	1,346,264

BIOFRONTERA INC.

GAAP TO NON-GAAP ADJUSTED EBITDA RECONCILIAITION

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(5,669)	$(6,342)	$(16,363)	$(23,657)
Interest expense, net	(8)	142	1,995	256
Income tax expenses	3	1	25	20
Depreciation and amortization	129	251	387	769
EBITDA	(5,545)	(5,948)	(13,956)	(22,612)
Loss on debt extinguishment	-	-	316	-
Change in fair value of contingent consideration	-	200	-	100
Change in fair value of warrant liabilities	680	(598)	(1,329)	(2,001)
Change in fair value of investment, related party	2	2,212	12	6,635
Legal settlement expenses	-	-	-	1,225
Stock based compensation	288	207	720	817
Expensed issuance costs	-	-	354	-
Adjusted EBITDA	$(4,575)	$(3,927)	$(13,883)	$(15,836)
Adjusted EBITDA margin	-50.8%	-44.1%	-56.1%	-67.5%